The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-253587

SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2022.

PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 15, 2021)

U.S. $

Republic of Colombia

% Global Bonds due 2033

The bonds will mature on                , 2033. The Republic of Colombia (“Colombia” or the “Republic”) will pay interest on the bonds each                and                , commencing on                . The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

The bonds will be issued under an indenture and constitute a separate series of debt securities under the indenture. The indenture contains provisions regarding future modifications to the terms of the bonds that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Under these provisions, which are described beginning on page 7 of the accompanying prospectus, Colombia may amend the payment provisions of any series of debt securities (including the bonds) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page S-9 to read about certain risks you should consider before investing in the bonds.

Section 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) Notification

The bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per bond		Total
Public offering price(1)		%	U.S. $
Underwriting discount		%	U.S. $
Proceeds, before expenses, to Colombia		%	U.S. $

(1)	Purchasers will also be required to pay accrued interest, if any, from , if settlement occurs after that date.

Delivery of the bonds is expected to be made to investors through the book-entry delivery system of The Depository Trust Company for the account of its participants, including Clearstream and Euroclear, on or about                .

Joint Book-Running Managers

HSBC	Santander	Scotiabank

The date of this prospectus supplement is                , 2022.

Prospectus Supplement

Prospectus

Colombia has only provided to you the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia has not authorized anyone to provide you with different information. Colombia is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS—The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended) as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the Departamento Administrativo Nacional de Estadística (National Administrative Department of Statistics, or “DANE”) based on the latest available population statistics, Colombia’s population in 2021 is estimated to be approximately 51.0 million. In addition, DANE estimated Colombia’s population to be 51.6 million for 2022. The latest available population statistics also estimated 7.8 million people live in Bogotá, the capital of Colombia. Furthermore, in 2022, Medellín and Cali, the second and third largest cities, are estimated to have populations of approximately 2.6 million and 2.3 million, respectively. Of the total population, 76.2% live in populated municipal centers and 23.8% in dispersed rural areas.

Government

Colombia is governed as a Presidential Republic. Colombia’s territory is divided into 32 departments. Each department is divided into municipalities.

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

In the most recent presidential elections that took place on May 29, 2022, Gustavo Petro of Pacto Histórico won the first ballot with 40.32% of the vote, while Rodolfo Hernández of Liga de Gobernantes Anticorrupción came in second with 28.15% of the vote. On June 19, 2022, Mr. Petro won the second ballot and was elected President of the Republic of Colombia with 50.44% of the vote. President Petro took his oath and assumed the office of the President on August 7, 2022. The next presidential election is scheduled for May 2026.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to ensure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. The Supreme

Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 108-member Senate and a 172-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, administrative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, administrative power is vested in municipal councils, which preside over budgetary and administrative matters.

The most recent Congressional elections occurred on March 13, 2022, and the new Congress will serve for a period of four years, beginning on July 20, 2022. The following table shows the composition of Congress by political party.

Congressional Members by Party

Party	Number of elected officials
Senate
Pacto Histórico	16
Partido Conservador Colombiano	16
Partido Liberal Colombiano	15
Coalición Alianza Verde y Centro Esperanza	14
Partido Centro Democrático	14
Partido Cambio Radical	11
Partido de la Unión por la Gente (Partido de la U)	10
Coalición Mira – Colombia Justa Libres	4
Movimiento Alternativo Indígena y Social (MAIS)	1
Movimiento Autoridades Indígenas de Colombia “AICO”	1
Total	102
Chamber of Representatives
Partido Liberal Colombiano	32
Pacto Histórico	27
Partido Conservador Colombiano	25
Partido Centro Democrático	16
Partido Cambio Radical	16
Partido de la Unión por la Gente “Partido de la U”	15
Partido Alianza Verde	11
Liga de Gobernantes Anticorrupción	2
Alternativos	2
Coalición Mira – Colombia Justa Libres	1
Partido Nuevo Liberalismo	1
Coalición Centro Esperanza	1
Coalición Partidos Cambio Radical – Colombia Justa Libres—Mira	1
Coalición Centro Esperanza	1
Coalición Partido Conservador Colombiano y Partido de la “U”	1
Coalición Partido Conservador Colombiano y Partido Centro Democrático	1
Pacto Histórico Alianza Verde	1
Coalición Partido Cambio Radical y Partido Político Mira	1
Coalición Partido Liberal Colombiano – Colombia Justa Libres	1
Fuerza Ciudadana la Fuerza del Cambio Magdalena	1

Party	Number of elected officials
Partido Colombia Renaciente	1
Gente en Movimiento	1
Pacto Histórico y Verdes	1
Coalición Juntos por Caldas	1
Coalición Partido de la U y Partido Colombia Justa Libres	1
Movimiento Alternativo Indígena y Social “MAIS”	1
Palenque de la Vereda las Trescientas y del Municipio de Galapa	1
Fernando Ríos Hidalgo	1
Total	165

Source: Registraduría Nacional del Estado Civil (National Civil Registry)

As a result of the peace agreements signed with the FARC party (Partido Político Comunes) and the related political reform approved in 2015, (i) the Partido Político Comunes was awarded five seats in the Senate and five seats in the Chamber of Representatives regardless of the vote obtained, and (ii) an additional seat was added in the Senate for the candidate who obtained the second highest vote in the presidential elections and an additional seat in the Chamber of Representatives was added for the losing vice presidential candidate. Additionally, through Legislative Act No. 2, dated August 25, 2021, 16 seats in the Chamber of Representatives were temporarily designated for candidates from the Special Constituencies for Peace (Circunscripciones para la Paz) for the 2022-2026 and 2026-2030 legislatures to represent victims of the armed conflict. For this reason, the Partido Político Comunes and Circunscripciones para la Paz seats have not been included in the table above. The final two seats will be known after the presidential elections.

Selected Colombian Economic Indicators

	2017	2018	2019	2020	2021
Domestic Economy
Real GDP Growth (percent)(1)	1.4%	2.6%	3.2%	(7.0)%	10.7%
Private Consumption Growth (percent)(1)	2.1	3.2	4.1	(5.0)	14.8
Public Consumption Growth (percent)(1)	3.6	7.4	5.3	(0.6)	10.3
Consumer Price Index(2)	4.1	3.2	3.8	1.6	5.6
Producer Price Index(2)	3.3	2.3	6.1	(0.9)	26.5
Interest Rate (percent)(3)	6.0	4.7	4.5	3.4	2.1
Unemployment Rate (percent)(4)	8.6	9.7	9.5	13.4	11.1
Balance of Payments(5)	(millions of U.S. dollars)

Exports of Goods	38,022	41,905	39,489	31,055	41,390
Imports of Goods	46,076	51,233	52,703	43,489	61,101
Current Account Balance	(9,924)	(14,041)	(14,808)	(9,258)	(17,892)
Net Direct Investment	13,701	11,299	13,989	7,459	9,310
Net International Reserves	47,629	48,393	53,167	59,031	58,579
Months of Coverage of Imports (Goods and Services)	9.8	9.0	9.7	13.8	9.9
Public Finance(6)	(billions of pesos or percentage of GDP)

Non-financial Public Sector Revenue(7)	Ps. 363,394	Ps. 424,544	Ps. 450,263	Ps. 452,934	Ps. 541,310
Non-financial Public Sector Expenditures(7)	384,794	450,080	471,115	527,592	619,776
Non-financial Public Sector Primary Surplus/ (Deficit)(8)	4,371	1,651	5,672	(52,464)	(62,474)
Percent of Nominal GDP	0.5%	0.2%	0.5%	(5.3)%	(5.3%)
Non-financial Public Sector Fiscal Surplus/(Deficit)	(24,581)	(27,918)	(25,611)	(76,004)	(84,460)
Percent of Nominal GDP	(2.7)%	(2.9)%	(2.4)%	(7.6)%	(7.2)%
Central Government Fiscal Surplus/ (Deficit)	(33,636)	(30,316)	(26,049)	(77,763)	(83,149)
Percent of Nominal GDP	(3.7)%	(3.1)%	(2.5)%	(7.8)%	(7.1)%
Public Debt(9)	(billions of pesos or percentage of GDP)

Public Sector Internal Funded Debt(10)	Ps. 318,309	Ps. 355,596	Ps. 397,364	Ps. 454,158	Ps. 502,200
Percent of Nominal GDP(1)	34.6%	36.0%	37.5%	45.5%	42.7%
Public Sector External Funded Debt(11)	Ps. 161,538	Ps. 185,413	Ps. 192,212	Ps. 258,069	Ps. 325,647
Percent of Nominal GDP(1)	17.5%	18.8%	18.1%	25.8%	27.7%

1:	Figures for 2020 and 2021 are preliminary. Preliminary figures are published in March in the year succeeding the reference period and become final two years thereafter.
2:	Percentage change over the twelve months ended December 31 of each year.
3:	Average for each year of the short-term composite reference rate, as calculated by the Financial Superintendency.
4:	Refers to the average national unemployment rates in December of each year.
5:	Calculations based on the sixth edition of the IMF’s Balance of Payments Manual. For more information, see “—Foreign Trade and Balance of Payments—Balance of Payments”.

6:

All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues and nets transfers among the different levels of the non-financial public sector.

7:

The amounts of transfers among the different levels of the consolidated non-financial public sector are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures included above are greater than those that would appear had such transfers been eliminated upon consolidation.

8:	Primary surplus/(deficit) equals total consolidated non-financial public sector surplus/(deficit) without taking into account interest payments or interest income.
9:	Exchange rates as of December 31 of each year.
10:

Includes peso-denominated debt of the Government (excluding state-owned financial institutions) with an original maturity of more than one year and public sector entities’ guaranteed internal debt. Includes gross debt of the non-financial public sector. For information on Central Government debt, see “Recent Developments-Public Sector Debt”.

11:

Includes peso-denominated debt of the Government (excluding state-owned financial institutions) with an original maturity of more than one year and public sector entities’ guaranteed external debt. Includes gross debt of the non-financial public sector. For information on Central Government debt, see “Recent Developments-Public Sector Debt”.

Sources: Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), DANE and CONFIS.

The Offering

Issuer	Republic of Colombia.

Aggregate Principal Amount	U.S. $

Issue Price	% of the principal amount of the bonds, plus accrued interest, if any, from , 2022.

Issue Date	, 2022

Maturity Date	, 2033

Form of Securities	The bonds will be issued in the form of one or more registered global securities without coupons. The bonds will not be issued in bearer form. The bonds will be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on and transferred through the records maintained by, DTC and its participants, including the depositaries for Euroclear Bank SA/NV, as operator of the Euroclear System plc, and Clearstream Banking, S.A.

Denominations	The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

Interest	The bonds will bear interest from , 2022 at the rate of % per year. Colombia will pay interest semi-annually in arrears on and of each year. The first interest payment will be made on .

Redemption	Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

Risk Factors	Risk factors relating to the bonds:

•	The price at which the bonds will trade in the secondary market is uncertain.

•	The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

Ris	k factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•	The worldwide economic effects of the outbreak and economic shutdown caused by the COVID-19 pandemic have adversely affected Colombia’s economy, and the impact could be material.

•	Colombia’s economy is vulnerable to external shocks, including those that could be caused by continued or future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, all of which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the bonds.

Status	The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Withholding Tax and Additional Amounts	Colombia will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” on page 4 of the accompanying prospectus.

Further Issues	Colombia may from time to time, without the consent of the holders, increase the size of the issue of the bonds, or issue additional debt securities having the same terms and conditions as the bonds in all respects, except for the issue date, issue price and first payment on those additional bonds or debt securities; provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding bonds for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding bonds.

Listing	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

Conflicts of Interest	As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to fund Colombia’s purchase of certain outstanding bonds of Colombia from time to time. HSBC Securities (USA) Inc., Santander Investment Securities Inc. and Scotia Capital (USA) Inc. may be holders of certain of the outstanding bonds of Colombia as set forth in the offer to purchase, dated November 28, 2022 (the “Offer to Purchase”), and may receive 5% or more of the proceeds from this offering. As a result, this offering will be conducted in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

Governing Law	State of New York; provided that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions	The bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Those provisions are described in the sections entitled “Description of the Securities—Meetings and Amendments— Collective Action Clause” and “—Certain Amendments Not Requiring Holder Consent” in the accompanying prospectus.

Use of Proceeds	The net proceeds of the sale of the bonds will be approximately U.S. $ after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $ ). Colombia will use the net proceeds of the offering (i) in part, for liability management transactions, which may include payment of the purchase price for all or a portion of Colombia’s 2.625% Global Bonds due 2023 (the “2023 Global Bonds”), 4.000% Global Bonds due 2024 (the “4.000% 2024 Global Bonds”) and 8.125% Global Bonds due 2024 (the “8.125% 2024 Global Bonds” and collectively, the “Old Global Bonds”) that Colombia may purchase pursuant to its Offer to Purchase, on the terms and subject to the conditions set forth in the Offer to Purchase, and/or (ii) for general budgetary purposes. As of the date of this prospectus supplement, there were U.S. $1,000,000,000 2023 Global Bonds, U.S. $1,566,262,000 4.000% 2024 Global Bonds and U.S. $1,000,000,000 8.125% 2024 Global Bonds. The 2023 Global Bonds bear a fixed interest coupon of 2.625% and are due to mature on March 15, 2023. The 4.000% 2024 Global Bonds bear a fixed interest coupon of 4.000% and are due to mature on February 26, 2024. The 8.125% 2024 Global Bonds bear a fixed interest coupon of 8.125% and are due to mature on May 21, 2024.

Underwriting	Under the terms and subject to the conditions contained in an underwriting agreement dated as of , 2022, HSBC Securities (USA) Inc., Santander Investment Securities Inc. and Scotia Capital (USA) Inc., as underwriters, are obligated to purchase all of the bonds if any are purchased.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the bonds may be amended, including the maturity date, interest rate and other payment terms, without your consent. See “Description of the Securities—Meetings and Amendments—Collective Action Clause” in the accompanying prospectus.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdictions upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	changes in government revenue and spending trends;

•	changes in commodity prices, such as a decline in oil prices;

•	increases in public sector debt;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	internal security issues; and

•	the public health crisis and economic shutdowns caused by the COVID-19 pandemic, any subsequent wave or resurgence and/or new pandemic.

Any of these factors, as well as volatility in the markets for securities similar to the bonds, may adversely affect the liquidity of, and trading markets for, the bonds. See “Forward-Looking Statements” in the accompanying prospectus. For further information on internal security, see “Recent Developments—Republic of Colombia—Internal Security”.

The worldwide economic effects of the outbreak and economic shutdown caused by the COVID-19 pandemic could continue to adversely affect Colombia’s economy, and the impact could be material.

The outbreak of the coronavirus (“COVID-19”) pandemic has had an adverse impact on the world economy. COVID-19 was reportedly first detected in Wuhan, Hubei Province, China, and first reported to the World Health Organization (“WHO”) country office in China on December 31, 2019. On January 30, 2020, the WHO declared COVID-19 a public health emergency of international concern and on March 11, 2020 declared the outbreak a pandemic. COVID-19 has had numerous worldwide effects on general commercial activity. Many of our trading partners, such as China, the European Union, the United Kingdom and the United States, among others, have undertaken various public health measures to control the spread of COVID-19 including mandatory quarantines, vaccination plans, forced economic shutdowns and travel restrictions as well as economic measures to mitigate the impacts of such public health policies on their respective national economy.

On March 17, 2020, the Government, through Legislative Decree 417 of 2020, declared a 30-day state of national emergency in light of the health and economic crisis caused by the outbreak of COVID-19 and enacted various economic and public health measures to address the crisis. The health emergency declaration has been extended since March 2020, and most recently, on February 23, 2022, through Resolution No. 304 of 2022, the Government announced the extension of the health emergency until April 30, 2022.

On January 29, 2021, the Government issued Decree 109 of 2021, which establishes the vaccination plan against COVID-19, which program consists of vaccinating the population in two phases and five stages, prioritizing risk groups and thus progressively reaching 37.8 million vaccinated individuals. In the first phase, the plan sought to reduce mortality and the incidence of serious cases from the virus, as well as protect health workers. The second phase aimed to reduce contagion and generate herd immunity. Vaccinations started on February 20, 2021. On July 17, 2021, the last stage of the vaccination program began. On November 24, 2021, the Government began a COVID-19 booster vaccine plan to apply a third dose of the COVID-19 vaccine to individuals who already received their initial doses. The booster vaccine plan consists of two phases and five stages, giving priority to at-risk groups in the population, and the final stage began on February 16, 2022. As of November 15, 2022, a total of 89.5 million doses of COVID-19 vaccines have been administered in Colombia. As of November 24, 2022, COVID-19 infections in Colombia totaled 2,333 active cases. As of June 30, 2022, the Government had purchased 88.1 million doses of COVID-19 vaccines for 48.6 million people, of which 20.4 million doses were purchased through the multilateral Covax agreement and 67.8 million doses were purchased through bilateral mechanisms. The bilateral agreements include 16.0 million doses from Pfizer, 10.0 million doses from AstraZeneca, 20.8 million doses from Moderna, 9 million doses from Janssen, and 12.0 million doses from Sinovac.

If the economic and public health crisis caused by the COVID-19 outbreak continues and the Government’s measures are not effective, the economic performance of the country may suffer further than already anticipated, as a result of adverse effects on commerce, transportation and foreign investment, among other things, and thus may potentially adversely affect the Republic’s ability to service its debt, including the bonds. The effects of the COVID-19 pandemic and the economic shutdown may also include an increase in unemployment, a reduction in household income, reduction in Government revenues, increased Government expenditures with potential budget additions and a deterioration of the Republic’s financial position. Moreover, the COVID-19 pandemic has contributed and coincided with sharply lower demand for oil and its derivatives and as a result a lower and more volatile price of oil and gas, which has also negatively affected the Colombian economy and the financial position of Ecopetrol. GDP decreased by 6.8% in 2020, the first recession in Colombia in over two decades.

The COVID-19 pandemic, any subsequent wave or resurgence and/or new pandemic may also have the effect of heightening the other risks described herein, such as those relating to economic, social and political developments in Colombia and its credit ratings. Consequently, the current COVID-19 pandemic and its potential impact on the global economy may require the Republic to enact additional changes to existing regulations or implement more stringent regulations, which may further adversely impact the Republic’s economy, the prices of, and the Republic’s ability to make payments on, its outstanding securities or other indebtedness.

Colombia’s economy remains vulnerable to external shocks, including those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

The mining sector (including oil) is a significant contributor to the Colombian economy and is a principal source of exports. Oil prices are volatile and a significant decrease in oil prices would have a negative impact on Colombia’s economy. The United States, Panamá, the European Union and China are Colombia’s first, second, third and fourth most important trading partners in terms of exports, respectively. For the third quarter of 2022, according to preliminary figures, exports to the United States, European Union, Panamá and China, accounted for 26.0%, 13.1%, 10.7% and 3.4% of total exports, respectively, compared to the same period of 2021, during which exports to the United States, European Union, Panamá and China, accounted for 27.5%, 10.5%, 10.3% and 3.8% of total exports, respectively. For more information, see “Recent Developments—Monetary System—Interest Rates and Inflation” and “ — Foreign Exchange Rates and International Reserves” in this prospectus supplement, and “Economy—Gross Domestic Product,” “Monetary System—Foreign Exchange Rates and International Reserves” and “ —Interest Rates and Inflation” in Colombia’s annual report on Form 18-K for the year ended December 31, 2021, filed with the SEC on September 30, 2022, (including all exhibits thereto), and as amended from time to time (“2021 Annual Report”).

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economies of any of Colombia’s major trading partners, such as the United States, the European Union or China could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. In 2021, the United States accounted for 26.6% of Colombia’s total exports and the European Union accounted for 13.3% of Colombia’s total exports. A decline in United States or European Union demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. Continued outbreaks due to COVID-19 or a future pandemic and economic shutdown to combat such outbreaks in the United States and Europe could have a material adverse impact on Colombia’s exports and economic growth.

The occurrence of unusual weather conditions, epidemic or pandemic outbreaks (such as COVID-19), terrorist attacks, disruptive political events, including sanctions, embargoes and asset freezes, civil unrest, actual or threatened acts of war, escalation of current hostilities, including the current conflict between Russia and Ukraine, or any other military or trade disruptions, may adversely impact Colombia’s economy by causing, among other things, supply chain disruptions, market volatility, changes in commodity prices and shortages of raw materials. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investments is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real, the 2001 Argentine financial crisis, the global economic crisis that began in 2008 and the COVID-19 pandemic. Similar developments can be expected to affect the Colombian economy in the future.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-Looking Statements” in the accompanying prospectus.

There can be no assurance that Colombia’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies.

Colombia’s long-term public external indebtedness are currently rated by S&P Global Ratings (“S&P”), Moody’s Investors Services Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”). On May 19, 2021, S&P downgraded Colombia’s long-term foreign currency rating to BB+ from BBB- and revised its outlook to stable from negative. On July 1, 2021, Fitch downgraded Colombia’s long-term foreign currency rating to BB+ from BBB- and revised its outlook to stable from negative, and on December 9, 2021, Fitch affirmed Colombia’s long-term foreign currency rating at BB+ with a stable outlook. Moody’s has had a Baa2 rating since May 23, 2019, and on October 6, 2021, Moody’s affirmed Colombia’s long-term foreign currency rating at Baa2, and changed the outlook to stable from negative. On May 5, 2022, S&P Global Ratings affirmed Colombia’s long-term foreign currency rating at BB+ with a stable outlook.

Ratings address the creditworthiness of Colombia and the likelihood of timely payment of Colombia’s long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Colombia’s current ratings and the rating outlooks currently assigned to it depend, in part, on economic conditions and other factors that affect credit risk and are outside the control of Colombia, as well as assessments of the creditworthiness of its productive state-owned enterprises.

There can be no assurances that Colombia’s credit ratings will be maintained or that they will not be downgraded, suspended or cancelled. Any credit rating downgrade, suspension or cancellation may have an adverse effect on the market price and the trading of the bonds.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars,” “$” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the accompanying prospectus) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Except for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”), reports filed by Colombia with the SEC on or after the date of this prospectus supplement and before the date that the offering of the bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s 2021 Annual Report is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Telephone: 57-60- 1-381-2802 /57-60-1-381-4153

Fax: 57-60-1-381-2801/57-60-1-381-2102

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg listing agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

TABLE OF REFERENCES

For purposes of Commission Regulation (EC) No. 2019/980, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

Prospectus Regulation Item	2021 Annual Report
Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-7 to D-11 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-7 to D-11 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-4 to D-6 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-11 to D-27 of Exhibit D; and “Recent Developments” beginning on page S-17 of the prospectus supplement

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy,” “—Infrastructure Development,” “—Role of the State in the Economy; Privatization,” “—Environment,” “—Employment and Labor” and “—Poverty” on pages D-39 to D-65 of Exhibit D and “Monetary System” on pages D-80 to D-89 of Exhibit D; and “Recent Developments—Economy” beginning on page S-25 of the prospectus supplement

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-36 to D-39 of Exhibit D; and “Recent Developments—Economy” beginning on page S-25 of the prospectus supplement

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-8 to D-11 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General,” “—Public Sector Accounts” and “—2022 Budget” on pages D-90 to D-99 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-37 of the prospectus supplement

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-102 to D-112 of Exhibit D; and “Recent Developments—Public Sector Debt” beginning on page S-40 of the prospectus supplement

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-66 to D-79 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-29 of the prospectus supplement

Prospectus Regulation Item	2021 Annual Report

Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-85 to D-88 of Exhibit D; and “Recent Developments—Monetary System—Foreign Exchange Rates and International Reserves” beginning on page S-35 of the prospectus supplement

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-66 to D-79 of Exhibit D and “Public Sector Finance—General,” “—Public Sector Accounts” and “—2022 Budget” on pages D-90 to D-98 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-29 of the prospectus supplement and “Recent Developments—Public Sector Finance” beginning on page S-37 of the prospectus supplement

Annex XVI, 4(f): Income and expenditure figures and 2022 budget	“Public Sector Finance—Public Sector Accounts” and “—2022 Budget” on pages D-92 to D-99 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-37 of the prospectus supplement

USE OF PROCEEDS

The net proceeds of the sale of the bonds will be approximately U.S. $            after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $            ). Colombia will use the net proceeds of the offering (i) in part, for liability management transactions, which may include payment of the purchase price for all or a portion of Colombia’s 2.625% Global Bonds due 2023, 4.000% Global Bonds due 2024 and 8.125% Global Bonds due 2024 that Colombia may purchase pursuant to its Offer to Purchase, on the terms and subject to the conditions set forth in the Offer to Purchase, and/or (ii) for general budgetary purposes.

As of the date of this prospectus supplement, there were U.S. $1,000,000,000 2023 Global Bonds, U.S. $1,566,262,000 4.000% 2024 Global Bonds and U.S. $1,000,000,000 8.125% 2024 Global Bonds. The 2023 Global Bonds bear a fixed interest coupon of 2.625% and are due to mature on March 15, 2023. The 4.000% 2024 Global Bonds bear a fixed interest coupon of 4.000% and are due to mature on February 26, 2024. The 8.125% 2024 Global Bonds bear a fixed interest coupon of 8.125% and are due to mature on May 21, 2024.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s 2021 Annual Report, as it may be amended from time to time. To the extent the information in this section is inconsistent with the information contained in the 2021 Annual Report, as amended, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the 2021 Annual Report, as amended to date.

Republic of Colombia

Domestic Initiatives

The new macroeconomic and financial context could generate a larger differential in the Fuel Price Stabilization Fund (FEPC) price than the one projected in the Medium-Term Fiscal Framework. Therefore, the Government is working on the implementation of a plan to reduce such deficit. This plan consists of i) an increase in the fuel prices to reduce the spread between local and international prices, and ii) the payment of the deficit that the fund is accumulating, complying with the fiscal rule.

The Government is committed to the implementation of the referred plan. As example of the above mentioned, since October 2022, the Producer Income (Ingreso al Productor -IP) for gasoline and diesel began to be adjusted. The adjustments in the diesel’s IP have had no effect on the retail price due to the fall in the international prices of biofuels.

On October 11, 2022, the Senate approved the second debate of the Political Reform project that includes: (i) democratization of political parties, through popular, internal or inter-party consultations; (ii) anticipated financing for political campaigns and predominantly through public (state) funding; (iii) re-elections to the Senate, Chamber, Assemblies, Councils, and Junta Administrativa Local (“JAL”) limited to three terms; (iv) from 2026, and for two legislative periods, closed and blocked lists to the Senate, Chamber, Councils, Assemblies and JAL; (v) permission to members of congress, at the request of the parties, to become part of the executive; (vi) maintaining of conflict of interest rules for members of congress; (vii) gender equality in the composition of lists for collegiate bodies (Senate, Chamber, Council, Assemblies, and JAL).

On November 1, 2022, through Decree 2113, 2022, the government declared a National Disaster Situation for 12 months, due to the rainy season caused by “La Niña” natural phenomenon that began in August 2022 and is expected to last until December 2022. Therefore, there are flood threats in 22 departments of the country due to the probability of floods and flash floods, as well as a high probability of landslides in 519 municipalities of 24 of the country’s departments.

On November 16, 2022, the Senate approved the tax reform project, the legal and fiscal tool that will provide additional revenue to the Government of approximately Ps.20 trillion. The main objectives of the tax reform are: (i) ensure a sufficient financing of social spending, that in turn is essential to eradicate hunger and to reduce poverty and inequality, (ii) promote productive development, necessary to improve the quality of life of Colombians and move forward in the productive transformation; and (iii) expand the sources of income necessary for the stability of public finances (Ministry of Finance and Public Credit, 2022). As of November 18, 2022, the text of the reform is up for presidential sanction, after having been approved and reconciled in the Congress of the Republic.

On November 15, 2022, the director of the National Planning Department (DNP), Jorge Iván González, released the first version of what will be the National Development Plan (PND) 2022-2026, “Colombia, World Power of Life’, where the goals to be met in the short, medium and long term are defined for the next four years. This first version consists of 235 pages submitted for consideration by the National Planning Council (CNP), for discussion by representatives of the territorial entities and the different sectors that make up civil society (economic, social, ecological, and cultural).

On November 19, 2022, the Minister of Labor, Gloria Inés Ramĺrez, announced that negotiations for an increase in the minimum wage for 2023, will commence on November 30. First figures will be publicly disclosed between December 5 and 6, 2022, and the first legal deadline for the issuance of the minimum wage decree will be December 30.

Guerilla Activity

On August 19, 2022, the ELN released six members of the Armed Forces who had been kidnapped in the department of Arauca.

On October 4, 2022, President Petro announced the resumption of peace talks with the ELN.

On November 4, 2022, President Petro signed the extension of Law 418 of Total Peace, which allows the Government to continue with negotiations with armed insurgents and criminal organizations.

On November 19, 2022, a confrontation on the Putumayo border was attributed to FARC dissident illegal armed groups “Comando de la Frontrera” and “Frente Carolina Ramĺrez”.

On November 21, 2022, the Government resumed peace talks with the ELN in Caracas, Venezuela, after a suspension of almost four years and after the country re-established diplomatic relations with Venezuela.

Criminal Activity

The level of criminal activity in Colombia has generally shown a decreasing trend since August 2002. As of September 2022, 10,315 incidents of homicide were reported, a decrease of 3.1% compared to the same period in 2021, during which 10,641 incidents of homicide were reported. During the third quarter of 2022, 133 incidents of kidnapping were reported, compared to 132 incidents of kidnapping reported in the same period in 2021. Incidents of terrorism increased 128% from 190 in the third quarter of 2021 to 433 compared to the same period of 2022.

Unconventional Reservoir Projects

On October 20, 2022, the Government announced that more than 330 current contracts for the exploration and extraction of hydrocarbons will have guarantees for their continuity and execution.

On November 3, 2022, the Minister of Mines and Energy, Irene Vélez, reassured the public that the Government will not end all mining and oil exploration and extraction in Colombia including regions such as the Magdalena Medio. Instead, the Government plans to facilitate what will be an energy transition guaranteeing the reliability and stability of the energy system, the sources of employment and the economic resources coming from the sector.

On November 9, 2022, The Government, headed by the Minister of Mines and Energy presented the “Construction of principles, methodology and launch of the Social Dialogue to define the Roadmap for the Just Energy Transition in Colombia, in the context of the United Nations Conference on Climate Change COP27, in Egypt. The roadmap for the energy transition designed to be built through technical analysis and existing regulations such as Law 2099 of 2021 and CONPES 4075 of 2022.

On November 16, 2022, during the “V Cumbre del Petróleo, Gas y Energía”, the Minister of Mines and Energy indicated that the Ministry established a technical committee together with the National Hydrocarbons Agency (ANH) and the Colombian Oil and Gas Association (ACP), to analyze 380 contracts currently in place and identify bottlenecks for those which are halted, due to public order, social conflict or environmental procedures, among others. Such review will be conducted in order to guarantee exploratory activities agreed to in the referred contracts, as well as to benefit from the contribution of contracts in the development and production phases.

Corruption Investigations

On July 28, 2022, the Attorney General dismissed and disqualified 12 years the former senator of the Republic Bernardo Miguel Elías Vidal, for acts of corruption, benefiting an Odebrecht firm in the processing of contractual agreements, in achieving the signing of one amendment to the contract corresponding to the Ocaña-Gamarra section of the Ruta del Sol—Section II, and took steps to sign a tax stability agreement between the Government and said firm.

On September 28, 2022, The Attorney General dismissed and disqualified for 18 years the former president of the National Infrastructure Agency (“ANI”), Luis Fernando Andrade Moreno, for irregularities in the amendments to the Concession contract for the Ruta del Sol in Sector II (Puerto Salgar—San Roque), which favored the Ruta del Sol S.A.S. made up of companies from the Odebrecht group.

Covid-19

As of November 15, 2022, a total of 89.5 million doses of COVID-19 vaccines have been administered in Colombia.

As of November 24, 2022, COVID-19 infections in Colombia totaled 2,333 active cases.

Monkeypox Virus

As of November 15, 2022, monkeypox virus infections in Colombia totaled 246 active cases.

Foreign Affairs and International Organizations

Migration

On September 26, 2022, the Norte de Santander border between Colombia and Venezuela was reopened, after being closed since February 2019.

On October 7, 2022, the Minister of Finance and Public Credit, José Antonio Ocampo, announced the signing of the International Coffee Agreement, in search of a more active and committed participation of public and private actors, to improve conditions and achieve the industry sustainability.

On October 18, 2022, the Ministry of Foreign Affairs announced that United Kingdom will lift tourist visa requirements for Colombians starting on November 9, 2022.

On November 1, 2022, President Gustavo Petro and President Nicolás Maduro of Venezuela met in person. This is the first meeting between Presidents of the two countries in approximately six years. During the meeting the presidents discussed: (i) strengthening commercial ties with the reopening of the border of Colombia and Venezuela; (ii) the joint fight against drug trafficking; (iii) the fight for the defense of the Amazon rainforest and (iv) the proposal for Venezuela to rejoin the Inter-American Human Rights System and the Andean Community (CAN).

Economy

Gross Domestic Product

In the third quarter of 2022, real GDP grew by 7.0% in real terms compared to the same period of 2021.

According to preliminary data, in the third quarter of 2022 the manufacturing sector grew by 7.3% in real terms and represented approximately 12.3% of GDP, compared to 18.4% growth in the same period of 2021. Agriculture, livestock, fishing and forestry sector shrank by 1.1% in real terms in the third quarter of 2022 compared to the third quarter of 2021, and that sector accounted for approximately 5.7% of GDP. Construction activity increased by 13.8% in real terms in the third quarter of 2022, compared to an increase of 3.1% in the same quarter of 2021 and accounted for approximately 4.8% of GDP. Mining activity (including oil) increased by 0.25% in real terms in the third quarter of 2022, compared to an increase of 4.2% in the same period of 2021, and represented approximately 3.8% of GDP. The electricity, gas and water sector grew by 2.7% in real terms in the third quarter of 2022, compared to growth of 7.3% in the same period of 2021 and represented approximately 2.9% of GDP.

According to preliminary figures, gross fixed public investment represented 15.9% of GDP in the third quarter of 2022 and registered a growth of 1.6% in comparison to the same period of 2021. Gross fixed private investment, which represented 76.1% of GDP in the second quarter of 2022, registered a 14.6% increase compared to the same period in 2021.

Employment and Labor

The following table presents national monthly average rates of unemployment from January 2017 through September 2022, according to the methodology adopted by DANE:

National Monthly Unemployment Rates(1)

	2017	2018	2019	2020	2021	2022
January	11.7%	11.8%	12.8%	13.0%	17.5%	14.6%
February	10.5	10.8	11.8	12.2	15.5	12.9
March	9.7	9.4	10.8	12.6	14.7	12.1
April	8.9	9.5	10.3	19.8	15.5	11.2
May	9.4	9.7	10.5	21.4	15.2	10.6
June	8.7	9.1	9.4	19.8	14.6	11.3
July	9.7	9.7	10.7	20.2	13.1	11.0
August	9.1	9.2	10.8	16.8	12.9	10.6
September	9.2	9.5	10.2	15.8	12.0	10.7
October	8.6	9.1	9.8	14.7	12.0
November	8.4	8.8	9.3	13.3	11.5
December	8.6	9.7	9.5	13.4	11.1

(1)	Unemployment rate is defined as the unemployed population divided by the labor force.

Source: DANE.

The following tables present the distribution of national employment by sector of the economy for the periods indicated:

National Quarterly Employment Rates by Sector

	2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	14.7%	15.0%	14.5%
Mining and quarrying	1.2%	1.3%	1.1%
Manufacturing	10.6%	10.3%	10.7%
Electricity, gas and water supply	1.5%	1.4%	1.5%
Construction	7.2%	7.0%	7.0%
Retail, hotels and restaurants	25.1%	24.4%	24.9%

	2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Transport, storage and communications	9.0%	9.3%	9.0%
Financial intermediation	1.9%	1.8%	2.0%
Real estate, renting and business activities	8.7%	8.6%	9.1%
Community, social and personal services	20.2%	20.9%	20.2%
Total	100.0%	100.0%	100.0%

Source: DANE. Calculations: Ministry of Finance.

Foreign Trade and Balance of Payments

Balance of Payments

Colombia’s current account registered deficits from 2019 to 2021, recording shortfalls of U.S.$14,808 million in 2019, U.S.$9,347 million in 2020, U.S.$17,621 million in 2021 and as of June 2022 a deficit of U.S.$10,199 million in 2022. In 2019, the trade balance registered a deficit of U.S.$9,863 million, an increase of U.S.$3,469 million compared to 2018, mainly due to a decrease of U.S.$2,337 million in exports primarily caused by a decrease in exports of coal, which decreased U.S.$1,780 million, or 23.9%. In 2020, the trade balance registered a deficit of U.S.$8,870 million, a decrease of U.S.$993 million from 2019. The lower deficit was mainly due to a decrease in imports of U.S.$9,340 million primarily caused by a decrease in imports of raw materials and intermediate products, which decreased by U.S.$4,326 million, or 18.3%, compared to 2019, and a decrease in imports of capital goods and construction materials of U.S.$3,058 million, or 18.5%, compared to 2019. In 2021, the trade balance registered a deficit of U.S.$13,984 million, an increase of U.S.$5,114 million compared to 2020, mainly due to an increase of U.S.$15,540 million in imports primarily caused by an increase in imports of raw materials and intermediate products of U.S.$10,903 million, or 56.4%. In the second quarter of 2022, the trade balance registered a deficit of U.S.$1,823 million, a decrease of U.S.$1,725 million compared to the same period in 2021. This was mainly due to an increase of U.S.$6,946 million in exports primarily caused by an increase in exports of coal, which increased U.S.$5,562 million, or 158% compared to the same period of 2021.

In recent years, Colombia has registered deficits in the primary income of the current account because inflows from its foreign assets have not been sufficient to offset the interest payable on its foreign liabilities. In the second quarter of 2022, Colombia registered a deficit in the primary income of the current account of U.S.$4,723 million. The secondary income category, however, registered inflows of U.S.$2,843 million in the second quarter of 2022. In the second quarter of 2022, the deficit in the services category recorded an improvement compared to the same period in 2021, mainly due to a higher income of U.S.$2,989 million.

In the second quarter of 2022, Colombia registered a capital account deficit of U.S.$5,164 million, 38.4% higher than the deficit in the same period of 2021. Total foreign investment decreased by 45.5% compared to the second quarter of 2021, from U.S.$7,128 million to U.S.$3,883 million. Net direct investment increased by U.S.$2,240 million and net portfolio investment decreased by U.S.$5,485 million compared to the same period of 2021.

In the first quarter of 2022, net acquisition of financial assets increased by U.S.$510 million and the net incurrence of liabilities increased by U.S.$2,750 million compared to the same period of 2021.

Geographic Distribution of Trade

The following tables show the destination and origin, respectively, of Colombia’s exports and imports for the periods indicated.

Merchandise Exports to Major Trading Partners

	2017	2018	2019(1)	2020(1)	2021(1)	As of September 30, 2022(1)
United States	33.4%	28.1%	27.5%	22.6%	35.3%	27.5%
Venezuela	1.0%	0.9%	0.5%	0.5%	1.18%	1.1%
China	7.0%	11.0%	10.9%	7.0%	11.88%	3.6%
Netherlands	4.9%	2.7%	2.9%	1.8%	3.24%	4.8%
Ecuador	4.6%	4.9%	4.7%	3.7%	5.72%	3.4%
Panama	7.8%	7.7%	5.6%	3.6%	7.7%	11.4%
Spain	3.1%	3.1%	1.2%	1.3%	2.37%	2.8%
Chile	3.3%	3.1%	2.3%	2.0%	3.56%	3.0%
Peru	3.6%	3.1%	2.7%	2.2%	3.56%	2.0%
Brazil	4.3%	4.1%	3.5%	3.2%	6.6%	4.4%
India	0.9%	1.4%	0.8%	2.0%	7.2%	4.5%
United Kingdom	1.3%	1.1%	1.1%	1.0%	1.5%	1.2%
Switzerland	1.1%	0.9%	0.4%	0.3%	0.5%	0.2%
Others	23.9%	27.9%	35.9%	48.9%	10.3%	30.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

(1)	Preliminary.

Sources: DANE and National Directorate of Customs and Taxes.

Merchandise Imports by Major Trading Partners(1)

	2017(2)(3)	2018(2)(3)	2019(2)(3)	2020(2)(3)	2021(2)(3)	As of September 30, 2022
United States	26.0%	25.2%	25.1%	24.1%	23.6%	25.9%
Mexico	7.6%	7.8%	7.5%	6.9%	6.5%	5.5%
China	18.9%	20.6%	20.8%	23.8%	23.1%	23.1%
Panama	0.1%	0.1%	0.1%	0.1%	0.1%	0.1%
Switzerland	0.9%	0.9%	0.9%	0.9%	0.7%	0.5%
South Korea	1.7%	1.6%	1.3%	1.5%	1.5%	1.3%
Germany	4.1%	4.3%	4.2%	3.8%	3.5%	3.1%
Brazil	5.0%	5.5%	6.0%	5.7%	5.7%	6.7%
Chile	1.5%	1.4%	1.2%	1.4%	1.2%	1.3%
Japan	2.7%	2.5%	2.3%	2.0%	2.1%	1.8%
Spain	2.1%	1.9%	1.9%	1.8%	2.1%	1.9%
Uruguay	0.1%	0.1%	0.1%	0.2%	0.1%	0.1%
Ecuador	1.6%	1.6%	1.6%	1.9%	1.4%	1.3%
Others	27.8%	26.4%	26.9%	39.4%	28.2%	27.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

(1)	Correspond to country of purchase.
(2)	Preliminary.
(3)	Annual variation according to dollar amounts (FOB).

Sources: DANE and National Directorate of Customs and Taxes.

As of September 2022, Colombia’s three major import partners (CIF) were the United States, China and Brazil; representing 25.9%, 23.1% and 6.7%, respectively.

As of September 2022, Colombia’s three major export partners (FOB) were the United States, Panamá and Netherlands, representing 26.0%, 10.7% and 4.5%, respectively.

As of November 14, 2022, Colombia did not have any trade agreements with Russia.

On November 16, 2022, Peru reinstated the 0% tariff for 10 products imported from Colombia, as a result of Colombia reestablishing free trade for rice between the two countries.

Monetary System

On November 25, 2022, the Council of State canceled the appointment of Alberto Carrasquilla Barrera as member of the board of directors of Banco de la República in application of article 4 of Law 581 of 2000, which establishes the minimum participation of women in the highest decision-making levels at 30% (gender quota). As such, the board of directors is required to be composed of no less than two women.

Interest Rates and Inflation

As of November 14, 2022, the Fixed Term Deposit rate (“DTF”) was 12.7%.

On September 30, 2022, Banco de la República increased the discount rate by 100 basis points to 10.00% due to inflation expectations for 2022.

On October 31, 2022, Banco de la República increased the discount rate by additional 100 basis points to 11.00% due to inflation expectations for 2022.

The 12-month change in Consumer Price Index (“CPI”) as of October 30, 2022, was 12.2%.

As of October 31, 2022, the year-over-year Producer Price Index (“PPI”) increased by an estimated 25.5%, mainly due to increases in prices of mining (37.4%) and agriculture, livestock and fishing (39.7%) and of industrial prices (18.2%).

The following table shows changes in the CPI and the PPI and average 90-day deposit rates for the periods indicated.

Inflation and Interest Rates

Period	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-Term Reference Rate (DTF)(2)
2022
January	6.9	29.4	3.5
February	8.0	31.1	4.3
March	8.5	33.8	5.0
April	9.2	34.3	6.0
May	9.0	34.6	7.0
June	9.7	31.6	7.7
July	10.2	33.0	9.3
August	10.8	29.1	10.6
September	11.44	27.3	11.0
October	12.22	25.5	11.6

(1)	Percentage change over the previous 12 months at the end of each month indicated.
(2)	Average for each indicated month in 2022, year-on-year of the DTF, as calculated by the Financial Superintendency.

Sources: DANE and Banco de la República.

Foreign Exchange Rates and International Reserves

Exchange Rates

The following table shows the average and end-of-period peso/dollar exchange rates and the real exchange rate index for the dates and periods indicated.

Exchange Rates

Year	Average(1)	End-of- period	Real Exchange Rate Index(2)(3) Average
	(pesos per U.S. dollar)		(Avg. 2010=100)
2022
January	4,000.72	3,982.60	158.26
February	3,938.36	3,910.64	155.70
March	3,805.52	3,748.15	155.14
April	3,796.39	3,966.27	154.48
May	4,027.60	3,912.34	151.20
June	3,922.50	4,127.47	150.91
July	4,394.01	4,300.30	147.16
August	4,326.77	4,400.16	146.36
September	4,437.31	4,532.07	143.39
October	4,714.96	4,819.42

(1)	Representative market rate as calculated by the Financial Superintendency.
(2)

Colombian Peso Real Exchange Rate Index “1”: Based on the producer price index for non-traditional goods in global trade. The real exchange rate index is calculated by adjusting the nominal exchange rate by the producer price index of Colombia’s trading partners and the domestic producer price index. Yearly data corresponds to December of each year. From May 2015 Real Exchange Rate Index base is 2010. Producer price index figures used in calculating Colombian Peso Real Exchange Rate Index for 2015 use the new methodology described above.

(3)	The Real Exchange Rate Index figures for 2022 are preliminary.

Source: Superintendencia Financiera, Banco de la República.

International Reserves

As of October 30, 2022, gross international reserves decreased by U.S.$2,188.9 million to U.S.$56,398.9 million, compared to December 2021.

As of November 14, 2022, the General Directorate of Public Credit and National Treasury had no current position in swaps and forward contracts over foreign exchange.

Public Sector Finance

2022 Budget

On July 29, 2022, the Ministry of Finance presented to the Congress the draft General Budget of the Nation for 2023 (“the 2023 Budget”) amounting to Ps. 391.4 trillion, a 11% increase over the 2021 budget.

On September 21, 2022, the joint Senate and Chamber Economic Commission approved the draft 2023 Budget in the first debate, with an addition of Ps. 14.1 trillion for a total amount of Ps. 405.6 trillion.

On October 18, 2022, Congress approved the 2023 Budget for the fiscal period from January 1, 2023, to December 31, 2023, for Ps. 405.6 trillion. The 2023 Budget will allow expanding investment in infrastructure and in the social spending in all departments. The 2023 Budget has as its purpose social equity and equitable distribution throughout the country. According to the Minister of Finance and Public Credit, the 2023 Budget represents 27.7% of GDP and an increase of 15.1% compared to the previous year. According to what was approved, Ps. 253.6 trillion will be allocated for operations; Ps. 77.9 trillion for debt service, and Ps. 74.0 trillion for investment. The sectors with the highest allocations are education (Ps. 54.8 trillion); health and social protection (Ps. 50.2 trillion); Ministry of Finance and Public Credit (Ps. 48.7 trillion); defense and police (Ps. 48.3 trillion); labor, (Ps. 37.9 trillion) and social inclusion and reconciliation (Ps. 17.8 trillion).

On November 23, 2022, the Senate approved the Biannual Royalties Budget Law 2023 - 2024, for an amount of U.S. $31.3 billion, equivalent to 2.1% of GDP. This law is in compliance with article 361 of the Political Constitution, which favors the decentralization of state resources to the regions. The approved budget is 81% higher than the previous one, with an increase of U.S. $14 billion, the highest assigned to the regions since the entry into operation of the General Royalty System (“SGR”) in 2012.

Public Sector Debt

In the first half of 2022, Central Government gross debt totaled Ps. 795,721 billion, equivalent to 58.4% of GDP, of which internal debt totaled Ps. 493,710 billion (36.3% of GDP) and external debt totaled Ps. 302,011 (22.2% of GDP). In the first half of 2022, net debt of the Central Government totaled Ps. 759,676 billion, equivalent to 55.8% of GDP, of which internal debt totaled Ps. 461,694 billion (33.9% of GDP) and external debt totaled Ps. 297,982 billion (21.9% of GDP).

Public Sector Internal Debt

As of September 30, 2022, the Central Government’s total direct internal funded debt (with an original maturity of more than one year) was Ps. 495.9 trillion, compared to Ps. 435.7 trillion as of September 30, 2021.

On October 17, 2022, the Ministry of Finance and Public Credit concluded the primary issuance of Public Debt Securities (“TES”), through auctions for 2022. As of October 17, 2022, the Ministry of Finance and Public Credit had issued Ps. 33.75 trillion during 2022. This amount represents 90% of what was expected to be obtained in the local public debt market at the beginning of the year.

The following table shows the direct internal funded debt of the Central Government as of September 30, 2022, by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt

(In millions of Ps.)

	As of September 30, 2021	As of September 30, 2022
	(In million COP)	(In million COP)
Treasury Bonds	Ps. 379,648,822	Ps. 434,646,798
Treasury Bonds (short term)	12,136,998	11,405,069
Pension Bonds	7,037,223	6,300,297
Peace Bonds	835	771
Constant Value Bonds	1,136,945	1,027,234
Others(1)	1,894,518	1,930,028
Security Bonds	1	1
Treasury notes	21,153,504	30,923,407
Solidarity notes	12,719,620	9,741,703

Total	435,728,465	495,975,308

Total may differ due to rounding. (1) Includes other assumed debt.

Source: Deputy Directorate of Risk—Ministry of Finance.

Total direct internal floating debt (i.e., short-term debt with an original maturity of one year or less) of the Central Government totaled Ps. 72.7 billion as of October 31, 2022.

Public Sector External Debt

The following tables show the total external funded debt of the public sector (with an original maturity of more than one year) by type and by creditor:

Public Sector External Funded Debt by Type(1)

	As of September 30, 2021		As of September 30, 2022
Central Government	U.S. $	69,910	U.S. $	73,359
Public Entities(2)
Guaranteed		1,665		1,436
Non-Guaranteed		25,201		24,119

Total External Funded Debt	U.S. $	96,776	U.S. $	98,914

(1)

Provisional; subject to revision. Includes debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of September 30, 2021, and September 30, 2022, respectively.

(2)	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities.

Source: Debt Database—Ministry of Finance.

Public Sector External Funded Debt by Creditor(1)

	As of September, 30, 2021		As of September 30, 2022
	(In millions of U.S. dollars)
Multilaterals	U.S.$	30,956	U.S.$	33,504
IDB		10,365		11,546
World Bank		12,764		13,665
Others		7,827		8,293
Commercial Banks		8,104		5,870
Export Credit Institutions		3,254		2,648
Bonds		49,307		51,739
Foreign Governments		5,153		5,153
Suppliers		3		0

Total	U.S.$	93,776	U.S.$	98,914

Total may differ due to rounding.

(1)

Provisional; subject to revision. Debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of September 30, 2021, and September 30, 2022, respectively.

Source: Debt Registry Office Ministry of Finance.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under an indenture, dated as of January 28, 2015, as supplemented by the first supplemental indenture dated as of September 8, 2015, between Colombia and The Bank of New York Mellon, as trustee. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the bonds and the indenture. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the indenture and the form of the bonds in making your investment decision. Colombia has filed copies of these documents with the SEC and also filed copies of these documents at the offices of the trustee and the paying agents.

General Terms of the Bonds

The bonds offered by this prospectus supplement will:

•	be issued on , 2022, in an initial aggregate principal amount of U.S. $ ;

•	mature at par on , 2033;

•	be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof;

•	bear interest at % per year, accruing from , 2022;

•	pay interest in U.S. dollars on and of each year. The first interest payment will be made on . Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months;

•	pay interest to persons in whose names the bonds are registered at the close of business on or , as the case may be, preceding each payment date;

•	be represented by one or more global securities in fully registered form only, without coupons;

•

be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank SA/NV, as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	be redeemable at the option of Colombia, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “—Optional Redemption;” and

•	not be entitled to the benefit of any sinking fund.

The public offering price is                %, and the resulting yield to maturity (calculated on a semi-annual basis) is                %. The yield is calculated on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) on the issue date on the basis of the public offering price. It is not an indication of future yield.

Optional Redemption

Prior to                , 2033 (three months prior to their maturity date) (the “Par Call Date”), Colombia may redeem the bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, Colombia may redeem the bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by Colombia in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Colombia after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, Colombia shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, Colombia shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, Colombia shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Colombia shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New

York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Colombia’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of bonds to be redeemed. A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and Colombia will not be obligated to redeem the bonds.

In the case of a partial redemption, selection of the global bonds for redemption will be made pro rata, by lot or by such other method in accordance with the policies and procedures of the depositary. No bonds of a principal amount of U.S.$200,000 or less will be redeemed in part. If any bond is to be redeemed in part only, the notice of redemption that relates to the bond will state the portion of the principal amount of the bond to be redeemed. A new bond in a principal amount equal to the unredeemed portion of the bond will be issued in the name of the holder of the bond upon surrender for cancellation of the original bond. For so long as the bonds are held by DTC (or another depositary), the redemption of the bonds shall be done in accordance with the policies and procedures of the depositary.

Unless Colombia defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the bonds or portions thereof called for redemption.

Payment of Principal and Interest

Colombia will make payments of principal and interest on the bonds represented by global securities by wire transfer of U.S. dollars in immediately available funds to DTC or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds. Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent.

Colombia has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. None of Colombia, the trustee or any paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least U.S. $1,000,000 aggregate principal amount of the bonds; and

•

not less than 15 days before the payment date, you notify the trustee or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

or

•	Colombia is making such payments at maturity; and

•	you surrender the certificated bonds at the corporate trust office of the trustee or at the offices of one of the other paying agents that Colombia appoints pursuant to the indenture.

Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent. If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail or cause to be mailed a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the trustee on the applicable record date. If you hold your bonds through DTC, the check will be mailed to DTC, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking or trust institutions to close, Colombia will make the payment on the next following business day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Paying Agent and Transfer Agent

Until all of the bonds are paid, Colombia will maintain a paying agent in The City of New York. Colombia has initially appointed The Bank of New York Mellon to serve as its paying agent. You can contact the paying agent and transfer agent at the addresses listed on the inside back cover of this prospectus supplement.

Notices

All notices to the holders while the bonds are in book-entry form, will be sent to the depositary or its nominee, as a holder thereof, and the depositary will communicate such notices to its participants in accordance with its standard rules. All notices while the bonds are in definitive, certificate form, will be mailed to the holders of the bonds at the addresses appearing in the security register maintained by the trustee. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu is not practicable, Colombia will give notices in an English language newspaper with general circulation in the respective market regions or in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

If you wish to purchase bonds under the DTC system, you must either be a direct participant in DTC or make your purchase through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations which have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants. The SEC has on file a set of the rules applicable to DTC and its participants.

You may hold your beneficial interest in a global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in a global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the bonds or the indenture will be limited by the ability of their respective depositaries to carry out actions for them through DTC.

In sum, you may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Europe, through Euroclear or Clearstream, Luxembourg, which in turn will hold their interests through DTC; or

•	through organizations that participate in any of these systems.

Certificated Bonds

Colombia will issue bonds in certificated form in exchange for a global security only if:

•

the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•

the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the bonds represented by a global security or securities.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Colombia may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Colombia and to the trustee an indemnity under which it will agree to pay Colombia, the trustee and any of their respective agents for any losses that they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Colombia and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Colombia issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any transfer agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Colombia will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Colombia may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of, or premium or interest on the securities.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action arising out of or based on the bonds instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogotá D.C. in respect of any action brought by a holder based on the bonds. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the bonds may, however, be precluded from initiating actions arising out of or based on the bonds in courts other than those mentioned above.

Subject to the next sentence hereof, Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the bonds. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo) as amended by Articles 80, 81 and 87 of Law 2080 of 2021; (ii) Articles 593, 594 and 595 et al. of Law 1564 of 2012 (Código General del Proceso), and (iii) Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia in such actions unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with the issuance of the bonds.

TAXATION

United States Federal Taxation

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus. This discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a bond pursuant to this offering. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so the discussion below might not be reliable in the future. This discussion does not cover any U.S. state, U.S. local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the bonds.

This discussion deals only with holders that hold a bond as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances.

In particular, this discussion assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	persons that purchase or sell bonds as part of a wash sale for U.S. federal income tax purposes;

•	persons that purchase or sell bonds as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or persons holding the bonds through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a bond may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of bonds that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the bonds.

In certain circumstances (see “Description of the Bonds—Optional Redemption”), we may be obligated to pay additional amounts to optionally redeem the bonds. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” If the bonds have an issue price that does not exceed the stated principal amount of the bonds, then the foregoing potential obligation to pay certain additional amounts generally may be ignored under these regulations. Furthermore, under these regulations, a contingency should not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is considered “remote” or “incidental” or, in certain circumstances, it is significantly more likely than not that the contingency will not occur. We intend to take the position that the foregoing potential obligation to pay certain additional amounts should not cause the bonds to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the bonds may be materially and adversely different from the consequences discussed herein. The remainder of this discussion assumes that the bonds will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the bonds.

Colombia expects, and the remainder of this summary assumes, that the bonds will not be issued with greater than a de minimis amount of “original issue discount” for U.S. federal income tax purposes.

You should consult your own tax advisor concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a bond.

Deemed Taxable Exchange

A change made to the terms of the bonds pursuant to the “collective action clauses” may give rise to a deemed taxable exchange of the bonds for U.S. federal income tax purposes upon which gain or loss is realized if the modified bond differs materially either in kind or extent from the original bond (a “Significant Modification”). Such gain or loss would generally be measured by the difference between the fair market value of the bond after the Significant Modification and the holder’s tax basis in such bond before the Significant Modification. A modification of a bond that is not a Significant Modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a bond is a Significant Modification if, based on all of the facts and circumstances and taking into account all modifications of the bond collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. See the discussion under “Description of the Securities—Meetings and Amendments—Collective Action Clause” in the accompanying prospectus for more information about potential amendments of certain key terms of the bonds.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a bond and you are:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “––Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a bond generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the bonds, including withholding tax on payments of such additional amounts. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a bond generally will constitute foreign source income and will be categorized as passive or another category of income depending on your circumstances.

Disposition of Bonds. If you sell or otherwise dispose of a bond, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the bond. Your “amount realized” generally will be the value of what you receive for selling or otherwise disposing of the bond, other than amounts that represent interest that is due to you but that has not yet been paid (which, generally will be taxed to you as ordinary income to the extent not previously included in income). Your “adjusted tax basis” in the bond generally will equal the amount that you paid for the bond.

Gain or loss from the sale or other disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the bond, you have held the bond for more than one year, or will be short-term capital gain or loss if you have held the bond for one year or less. Net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. Persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a bond and are not a partnership for U.S. federal income tax purposes and not a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a bond unless you are engaged in a trade or business in the United States and the interest on the bond is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (and in addition, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder (unless the interest is excluded under an applicable tax treaty). In addition, if you are a corporation for U.S. federal income tax purposes, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Bonds. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell or otherwise dispose of a bond unless:

1.

that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (and in addition, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are an individual, you are present in the United States for 183 days or more in the taxable year in which you sell or otherwise dispose of the bond and either (i) you have a tax home (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the bond, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, you may also be subject to the U.S. branch profits tax as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on the gain derived from the sale or other taxable disposition of a bond, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a bond generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a bond through a non-U.S. partnership, these certification procedures would generally be applied to you as a partner. If you are paid the proceeds of a sale or redemption of a bond effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person includes:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a non-U.S. Person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated as of        , 2022, Colombia has agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the principal amount of the bonds indicated in the following table:

Underwriter	Principal Amount of Bonds
HSBC Securities (USA) Inc.	U.S. $
Santander Investment Securities Inc.	U.S. $
Scotia Capital (USA) Inc.	U.S. $

Total	U.S. $

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the bonds may be terminated. HSBC Securities (USA) Inc. is located at 452 Fifth Avenue, New York, New York 10018, Santander Investment Securities Inc. is located at 45 East 53rd Street, New York, New York 10022 and Scotia Capital (USA) Inc. is located at 250 Vesey Street, New York, New York 10281. The underwriters may also offer and sell bonds through certain of their affiliates.

It is expected that delivery of the bonds will be made through the facilities of DTC on or about        , 2022, which is the seventh business day following the date hereof (such settlement cycle being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds prior to the second business day before the settlement date will be required, by virtue of the fact that the bonds initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds prior to the second business day before the settlement date should consult their own advisors.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of        % of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of        % of the principal amount of the bonds on sales to other dealers. After the initial public offering of the bonds, the underwriters may change the public offering price and concession and discount to dealers.

The underwriters are acting as joint dealer managers and HSBC Securities (USA) Inc. is acting as the billing and delivering bank (the “B&D Bank”) for Colombia’s tender offer on the terms and subject to the conditions set forth in the Offer to Purchase. The Offer to Purchase does not constitute a notice of redemption or obligate Colombia to issue a notice of redemption.

It is anticipated that HSBC Securities (USA) Inc., as the B&D Bank for the tender offer, will purchase the tendered bonds pursuant to the Offer to Purchase on                         , two business days prior to settlement of the bonds. On the settlement date of the bonds, the B&D Bank will be entitled to offset a portion of the net proceeds of this offering against the full amount due to the B&D Bank by Colombia for the tendered bonds purchased by the B&D Bank for delivery to Colombia, and the B&D Bank will pay the balance of the net proceeds of the bonds to Colombia.

Colombia has been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

In connection with the offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business. In addition to the underwriting of this offering, HSBC Securities (USA) Inc., Santander Investment Securities Inc., and Scotia Capital (USA) Inc., are acting as dealer managers for Colombia’s Offer to Purchase for cash certain outstanding global bonds of Colombia on the terms and subject to the conditions set forth in the Offer to Purchase.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Colombia. Certain underwriters or their affiliates, as part of routine market-making activity in respect of Colombia’s debt securities or any other exposure they may have to Colombian sovereign credit risk, may hedge such exposure consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by purchasing credit default swaps or creating short positions in Colombia’s securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction (including any Member State of the European Economic Area) without complying with the applicable laws and regulations of that jurisdiction.

As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to fund Colombia’s purchase of certain outstanding bonds of Colombia from time to time. HSBC Securities (USA) Inc., Santander Investment Securities Inc. and Scotia Capital (USA) Inc. may be holders of certain of the outstanding bonds of Colombia as set forth in the Offer to Purchase and may receive 5% or more of the proceeds from this offering. As a result, this offering will be conducted in accordance with FINRA Rule 5121.

If you receive this prospectus supplement and the accompanying prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or (b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

Each underwriter has agreed to comply with the selling restrictions set forth in this prospectus supplement which are as follows:

Canada

The bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations, and who are not individuals. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the offer of the bonds is conducted pursuant to an exemption from the requirement that Canadian investors be provided with certain underwriter conflicts of interest disclosure that would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Chile

PURSUANT TO THE SECURITIES MARKET LAW OF CHILE AND NORMA DE CARÁCTER GENERAL (RULE) NO. 336, DATED JUNE 27, 2012 (“RULE 336”), ISSUED BY THE FINANCIAL MARKET COMMISSION OF CHILE (COMISIÓN PARA EL MERCADO FINANCIERO OR “CMF”), THE BONDS MAY BE PRIVATELY OFFERED TO CERTAIN QUALIFIED INVESTORS IDENTIFIED AS SUCH BY RULE 336 (WHICH IN TURN ARE FURTHER DESCRIBED IN RULE NO. 216, DATED JUNE 12, 2008, AND RULE 410 DATED JULY 27, 2016, BOTH OF THE CMF).

RULE 336 REQUIRES THE FOLLOWING INFORMATION TO BE MADE TO PROSPECTIVE INVESTORS IN CHILE:

1. DATE OF COMMENCEMENT OF THE OFFER: NOVEMBER 28, 2022. THE OFFER OF THE BONDS IS SUBJECT TO RULE 336.

2. THE SUBJECT MATTER OF THIS OFFER ARE SECURITIES NOT REGISTERED IN THE SECURITIES REGISTRY (REGISTRO DE VALORES) OF THE CMF, NOR IN THE FOREIGN SECURITIES REGISTRY (REGISTRO DE VALORES EXTRANJEROS) OF THE CMF; HENCE, THE BONDS ARE NOT SUBJECT TO THE OVERSIGHT OF THE CMF;

3. SINCE THE BONDS ARE NOT REGISTERED IN CHILE THERE IS NO OBLIGATION BY THE ISSUER TO DELIVER PUBLIC INFORMATION ABOUT THE BONDS IN CHILE; AND

4. THE BONDS SHALL NOT BE SUBJECT TO PUBLIC OFFERING IN CHILE UNLESS REGISTERED IN THE RELEVANT SECURITIES REGISTRY OF THE CMF.

Colombia

The bonds may not be offered, sold or negotiated in Colombia, except in compliance with Part 4 of Decree 2555 of 2010. This document does not constitute and may not be used for, or in connection with, a public offering as defined under Colombian law.

European Economic Area (EEA)

Prohibition of Sales to EEA Retail Investors. Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(b) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Hong Kong

Each manager represents, warrants and agrees that the bonds have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CWUMPO”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the CWUMPO.

No advertisement, invitation or document relating to the bonds has been or will be issued, or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Italy

The offering of the bonds has not been registered pursuant to Italian securities legislation and, accordingly, no bonds may be offered, sold or delivered, nor may copies of the prospectus, the prospectus supplement nor any other document relating to any bonds be distributed in the Republic of Italy, except, in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

The offering of the bonds is being carried out in the Republic of Italy as an exempted offer pursuant to article 1, paragraph 4, letter c) of Regulation EU 2017/1129.

The bonds will not be offered, sold or delivered nor any copies of the prospectus, the prospectus supplement and/or any other document relating to the bonds will be distributed in the Republic of Italy except in circumstances which are exempted from the rules on public offerings, as provided under Regulation (EU) 2017/1129, the Legislative Decree No. 58 of 24 February 1998 (the “Consolidated Financial Act”) and the Consob Regulation No. 11971 of 14 May 1999 (the “Issuer Regulation”).

Any offer, sale or delivery of the bonds or distribution of copies of the prospectus, the prospectus supplement or any other document relating to the bonds in the Republic of Italy must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Regulation (EU) 2017/1129, the Consolidated Financial Act, Regulation No. 20307, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) (in each case, as amended) and any other applicable laws or regulation;

(b) in compliance with Article 129 of the Banking Act, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or other competent authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the bonds or the relevant offering.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each manager has represented and agreed that it has not offered or sold, and will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Luxembourg

The bonds may not be offered to the public in Luxembourg, except in the following circumstances:

(a) in the period beginning on the date of publication of a prospectus in relation to those bonds which have been approved by the Commission de surveillance du secteur financier (CSSF) in Luxembourg or, where appropriate, approved in another relevant European Union Member State and notified to ESMA and the CSSF, all in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council on prospectuses to be published when securities are offered to the public or admitted to trading on a regulated market (the “Prospectus Regulation”) and ending on the date which is 12 months after the date of such publication (hereafter a “Public offer”);

(b) at any time to qualified investors, which, pursuant to the Prospectus Regulation, means persons or entities that are listed in points (1) to (4) of Section I of Annex II to Directive 2014/65/EU, and persons or entities who are, on request, treated as professional clients in accordance with Section II of that Annex, or recognised as eligible counterparties in accordance with Article 30 of Directive 2014/65/EU unless they have entered into an agreement to be treated as non-professional clients in accordance with the fourth paragraph of Section I of that Annex. For the purposes of applying the first sentence of this point, investment firms and credit institutions shall, upon request from the issuer, communicate the classification of their clients to the issuer subject to compliance with the relevant laws on data protection;

(c) an offer of securities addressed to fewer than 150 natural or legal persons per Member State, other than qualified investors; and/or

(d) at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 1 (4) of the Prospectus Regulation.

The applicability of the selling restrictions provided by Luxembourg law will depend on whether the invitation is to be treated as a public offer or whether it can be made under one of the exemptions of Article 1 (4) of the Prospectus Regulation (a “private placement”).

For the purposes of this provision, the expression an offer of bonds to the public in relation to any notes in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase the notes, as defined in the Prospectus Regulation or any variation thereof or amendment thereto.

Mexico

The bonds have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (the “CNBV”), and may not be offered or sold publicly in Mexico, except that the bonds may be offered to institutional or qualified investors pursuant to the private placement exemption set forth in article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores). The information contained in this prospectus is exclusively the responsibility of the Issuer and has not been reviewed or authorized by the CNBV. The acquisition of the bonds by an investor who is a resident of Mexico will be made under such investor’s own responsibility.

Peru

The bonds and the information contained in this prospectus supplement have not been and will not be registered with or approved by SMV, SBS or the Lima Stock Exchange. Accordingly, the bonds cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any bonds or caused such bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell such bonds or cause such bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased in reliance on an exemption under Section 274 or 275 of the SFA, the bonds shall not be sold within the period of six months from the date of the initial acquisition of the bonds, except to any of the following persons:

(i) an institutional investor (as defined in Section 4A of the SFA);

(ii) a relevant person (as defined in Section 275(2) of the SFA); or

(iii) any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in to Section 276(7) of the SFA; or

(e) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Spain

The bonds may not be offered, sold or distributed, nor may any subsequent resale of the bonds be carried out in Spain except in circumstances which do not require the registration of a prospectus in Spain or without complying with all legal and regulatory requirements under the Securities Markets Act approved by Royal Legislative Decree 4/2015, dated October 23, 2015 (Real Decreto Legislativo 4/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Mercado de Valores), and supplemental rules enacted thereunder.

Switzerland

The offer of the bonds is made in Switzerland on the basis of a private placement, not as a public offering. The bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and will not be admitted to any trading venue (exchange or multilateral trading facility in Switzerland. Neither this document, nor any other offering or marketing material relating to the bonds constitutes a prospectus as such term is understood pursuant to the FinSa, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offer of the bonds may be publicly distributed or otherwise made publicly available in Switzerland.

The United Arab Emirates

This prospectus supplement has been provided to you at your written request and is not intended to constitute an offer, sale or delivery of bonds or other securities under the laws of the United Arab Emirates. The global bonds have not been and will not be approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (SCA), the Dubai Financial Services Authority, the Financial Services Regulatory Authority or any other relevant licensing authorities in the UAE, and accordingly does not constitute a public offer of securities in the UAE in accordance with the UAE Commercial Companies Law (Federal Law No. 2 of 2015 (as amended)), SCA Resolution No. 3 R.M. of 2017 Regulating Promotions and Introductions or otherwise. Accordingly, the global bonds may not be offered to the public in the United Arab Emirates (including the Dubai International Financial Centre and Abu Dhabi Global Market).

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ( the “FSMA”) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to Colombia; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (iii) high net worth entities, falling within Article 49(2)(a) to (d) of the Order; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). The bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Prohibition of Sales to UK Retail Investors—Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the United Kingdom. For the purposes of this provision;

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Directive 2016/97/EU, where that customer would not qualify as a professional client, as defined in point (8) of Article 2 (1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds.

GENERAL INFORMATION

Legislation

The creation and issue of the bonds have been authorized pursuant to: Article 16 (c) and (h) of Law 31 of 1992, the relevant portions of Law 80 of October 28, 1993, Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995 which were not repealed or amended by Law 533 of November 11, 1999, Law 781 of December 20, 2002, Law 1366 of December 21, 2009, Law 1624 of April 29, 2013, Law 1771 of December 30, 2015, Law 2073 of December 31, 2020, Decree 1068 of May 26, 2015, Authorization by Acts of the Comisión Interparlamentaria de Crédito Público adopted in its meeting held on December 9, 2021, CONPES document No. 4043 DNP, MINHACIENDA, dated August 9, 2021, and Resolution No.        dated as of        , 2022 of the Ministry of Finance and Public Credit.

For as long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, (1) Colombia will provide for inspection copies of Colombia’s registration statement, the indenture and the underwriting agreement at the offices of the Luxembourg listing agent during normal business hours on any weekday, (2) Colombia will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg listing agent during normal business hours on any weekday and (3) Colombia will also make available, free of charge, this prospectus supplement and the accompanying prospectus and copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus at the offices of the Luxembourg listing agent. You may also obtain copies of this prospectus supplement together with the accompanying prospectus and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Authorization

As of         , 2022, Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the indenture.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

The bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg. The securities codes are:

CUSIP	ISIN	Common Code

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, United States counsel to the underwriters, and by Brigard & Urrutia Abogados S.A.S., Calle 70 A No. 4-41, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter Kaye Scholer LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia Abogados S.A.S.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury may assume the correctness of the opinion of Arnold & Porter Kaye Scholer LLP, and Brigard & Urrutia Abogados S.A.S. may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury and Brigard & Urrutia Abogados S.A.S. and are made upon their authority.

No Material Interest

Colombia is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Crisanto Orlando Torres Pabón, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $12,000,000,000 (or its equivalent in other currencies) in the United States.

The securities will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the securities ratably with payments being made under any other external indebtedness.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Colombia’s external indebtedness issued prior to January 28, 2015, Colombia may amend the payment provisions of the securities and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is April 15, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $12,000,000,000. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•	Adverse external factors, such as high international interest rates, low oil prices, a global or regional pandemic, and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

•	Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions and adverse effects of climatic events. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under an indenture between Colombia and The Bank of New York Mellon, as trustee. Colombia has previously filed or will file the indenture (which may be supplemented from time to time), any supplements thereto and the form of debt securities with the SEC and will also file copies of these documents at the office of the trustee.

The following description is a summary of the material provisions of the debt securities and the indenture pursuant to which they are issued. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the indenture and the form of the debt securities in making your decision on whether to invest in the debt securities.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;
•	if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security (global or certificated and registered);

•	the authorized denominations;

•	any special U.S. federal income tax considerations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the indenture.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities constitute and will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The debt securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision will not be construed so as to require Colombia to make payments under the debt securities ratably with payments made under any other external indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $2,000 and integral multiples of $1,000.

Payment of Principal and Interest

For each series of debt securities, Colombia will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities—Global Securities” below.

Colombia will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will arrange for such payments by wire transfer or by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Colombia the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Colombia shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

Any money that Colombia pays to the trustee for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Holders of any debt security will thereafter look only to the Republic for any payment which a Holder may be entitled to collect. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some present or former connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•	the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the trustee for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•	all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•	that are in the form of bonds, debentures, notes or other securities that are or were intended at the time of issue by Colombia to be quoted, listed or traded or which are ordinarily purchased and sold on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

Nevertheless, Colombia may create or permit to exist certain liens as described below:

•	liens created before the date of the indenture, including renewals or refinancing of those liens; provided, however, that any renewal or refinancing of any of those liens secures only the renewal or extension of the original secured financing;

•	any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

•	liens securing public external indebtedness incurred in connection with a project financing, as long as the security interest is limited to the assets or revenues of the project being financed. “Project financing” means any financing of all or part of the acquisition, construction or development costs of any project where the provider of the financing (a) agrees to limit its recourse to the project and the revenues of the project as the principal source of repayment and (b) has received a feasibility study prepared by competent independent experts on the basis of which it is reasonable to conclude that the project will generate sufficient foreign currency income to service substantially all public external indebtedness incurred in connection with the project;

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•	liens existing on any asset or property and any related revenues, at the time of its acquisition and any renewal or extension of the above liens that is limited to the same asset or property and related revenues and that secures a renewal or extension of the original secured financing; and

•	liens in addition to those permitted above, and any renewal or extension thereof; provided, that at any time the aggregate amount of public external indebtedness secured by such additional liens shall not exceed the equivalent of U.S.$14.768 billion.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.

Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the indenture and that failure continues for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give written notice to Colombia to remedy the failure; or

3.

Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period or waiver; or

4.

Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days after written notice, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder thereof and such acceleration shall not have been rescinded or annulled; or

5.

Denial of Obligations: Colombia or any governmental entity of Colombia which has the legal power to contest the validity of the debt securities contests the validity of the debt securities of that series in any type of formal proceeding; or

6.

Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of principal or interest on public external indebtedness which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Colombia, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Colombia deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default), together with interest on such amounts through the date of the deposit, as well as the reasonable fees and compensation of the holders that declared those notes due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities in the manner contemplated in the indenture and the securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings and Amendments – Collective Action Clause

The debt securities will contain “collective action clauses,” which permit Colombia to amend the payment provisions and certain other “reserve matters” relating to the debt securities of a series with the consent of the holders of less than all of the affected series of debt securities. As described below, Colombia may amend such provisions of the debt securities with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Colombia may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Colombia will determine the time and place of the meeting. Colombia will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Colombia or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Colombia or the trustee (with a copy to Colombia) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Colombia will notify the trustee, and the trustee will notify the holders, of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Colombia will set the procedures governing the conduct of the meeting and if additional procedures are required, Colombia will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Colombia will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Colombia.

The holders may generally approve any proposal by Colombia to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Colombia that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Colombia’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification;”

•	change the definition of “uniformly applicable” or “reserve matter modification;”

•	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Colombia or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

With respect to any such proposed modification that would affect the outstanding debt securities of two or more series, it is understood that any such modification that does not meet the “uniformly applicable” requirements must be effected pursuant to the third bullet above and such modification that is “uniformly applicable” may be effected pursuant to either the second or third bullet, at Colombia’s option.

“Uniformly applicable” means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Colombia may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any one or more debt securities issued under the indenture prior to September 8, 2015 are included in a proposed modification affecting two or more series of debt securities under the indenture that seeks holder approval pursuant to a single aggregated vote, that modification will be uniformly applicable (as described above) to all such series, regardless of when they were issued.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Colombia will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Colombia’s economic and financial circumstances, that are in Colombia’s opinion relevant to the request for the proposed modification, a description of Colombia’s existing debts and a description of its broad policy reform program and provisional macroeconomic outlook;

•	if Colombia shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Colombia’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Colombia is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Colombia or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality, except that (x) debt securities held by Colombia or any public sector instrumentality of Colombia or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not

Colombia or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Colombia, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Colombia and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•	amending the debt securities of that series or the indenture in any manner that Colombia and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the trustee.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except the amount of the first interest payment, the issue date and the issue price), provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are to be offered, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of, the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear and Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the trustee.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities—Certificated Securities;”

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for a global security if:

•	the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•	the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In any of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the trustee will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the trustee. When you surrender a registered certificated security for transfer or exchange, the trustee will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the trustee and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Colombia and the trustee may require you to sign an indemnity under which you agree to pay Colombia, the trustee and any agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the trustee may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the trustee has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The indenture and the securities will be governed by and interpreted in accordance with the laws of the State of New York unless otherwise specified in any series of debt securities; provided, that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York; provided, further, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action arising out of or based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions arising out of or based on the securities in courts other than those mentioned above. Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post judgment attachment and execution, except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo); and (ii) Articles 593, 594 and 595 et al of Law 1564 of 2012 (Código General del Proceso) and Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with each issuance of securities and/or warrants hereunder.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the indenture and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in

Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a debt security. The following discussion does not describe any material U.S. federal income tax consequences attributable to investing in warrants. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated by the U.S. Department of the Treasury under the Code (the “Treasury Regulations”), published rulings and judicial decisions interpreting the Code as of the date that this prospectus was issued. These laws and authorities may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussion below. This discussion does not cover any U.S. state or local, or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the debt securities.

This discussion deals only with holders that (i) hold a debt security as a capital asset for U.S. federal income tax purposes (generally, property held for investment), (ii) were initial purchasers of that debt security, and (iii) acquired the debt security at its issue price. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	United States expatriates;

•	persons that purchase or sell debt securities as part of a wash sale for tax purposes;

•	persons that purchase or sell debt securities as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding debt securities through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a debt security may have U.S. federal income tax consequences to you that differ from, or are not covered in, this discussion.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a debt security, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of debt securities that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the debt securities.

Any special material U.S. federal income tax consequences not otherwise discussed herein, that are applicable to any particular issued debt securities, or that are applicable to any particular issued warrants, will be discussed in the applicable prospectus supplement, as necessary.

You should consult your own tax advisor concerning the U.S. federal, state, local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a debt security.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a debt security and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “—Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a debt security generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a debt security generally will constitute “foreign source income” and will, depending on your circumstances, be categorized as “passive” or “general” category income for purposes of computing the foreign tax credit allowable to you under U.S. federal income tax laws.

Disposition of Debt Securities. If you sell or otherwise dispose of a debt security, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the debt security. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the debt security, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income to the extent not previously included in income). Your “adjusted tax basis” in the debt security will generally equal the amount that you paid for the debt security.

Gain or loss from the sale or other disposition of a debt security generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the debt security, you have held the debt security for more than one year, or will be short-term capital gain or loss if you have held the debt security for one year or less. Under the current U.S. federal income tax law, long-term capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a debt security generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons,

(ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The debt securities may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the debt securities.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a debt security and are not a partnership for U.S. federal income tax purposes or a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a debt security unless you are engaged in a trade or business in the United States and the interest on the debt security is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. “branch profits tax” currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Debt Securities. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain that you realize when you sell or otherwise dispose of a debt security unless:

1.	that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (or, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year in which you sell or otherwise dispose of the debt security and either (i) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the debt security, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are a Non-U.S. Holder described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a non-U.S. corporation, you may also be subject to the U.S. branch profits tax as described above. If you are a Non-U.S. Holder described under (2) above, you generally will be subject to a 30% percent tax on the gain derived from the sale or other taxable disposition of a debt security, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a debt security generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest on a debt security to you if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to establish your exemption. If you are paid the proceeds of a sale or redemption of a debt security effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for U.S. federal income tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 80 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name(s) and address(es) of any underwriters

•	or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	in negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities.

Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and by Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019-9710, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter Kaye Scholer LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury will assume the correctness of the opinion of Arnold  & Porter Kaye Scholer LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into, and these exhibits will become part of, this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18-K for the year ended December 31, 2019 filed with the SEC on September 24, 2020 (SEC File No. 033-73840);

•	All amendments on Form 18-K/A to the 2019 annual report filed on or prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2019 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá, D.C.

Colombia

Telephone:    57-1-381-2802/57-1-381-2156

Facsimile:    57-1-381-2801/57-1-381-2102

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

TRUSTEE, REGISTRAR, PAYING AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

240 Greenwich Street, Floor 7E

New York, New York 10286

LISTING AGENT

Banque International á Luxembourg S.A.

69, route d’Esch

L-2953 Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter Kaye Scholer LLP	Legal Affairs Group
250 West 55th Street	Ministerio de Hacienda y Crédito Público
New York, New York 10019	Dirección General de Crédito Público y Tesoro Nacional
Carrera 8, No. 6C-38, Piso 1
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia Abogados S.A.S.
125 Broad Street	Calle 70 Bis No. 4-41
New York, New York 10004	Bogotá D.C., Colombia